REFERENCE F2

                           NOVA PHARMACEUTICAL, INC
               QUARTERLY FINANCIAL STATEMENTS - MARCH 31, 1999

                            NOVA PHARMACEUTICAL, INC
                          (A Development Stage Company)
                              FINANCIAL STATEMENTS
                      For the Quarter Ended March 31, 1999

                                         NOVA PHARMACEUTICAL INC
                                     ( A DEVELOPMENT STAGE COMPANY )
                                              BALANCE SHEETS


                                                                       -----------------     --------------
                                                                         Mar 31, 1999         Dec 31,1998
                                                                       -----------------     --------------
                                    ASSETS
      CURRENT ASSETS
        Cash                                                             $       35,360       $    103,644
        Accounts Receivable-Net                                                 241,592            399,527
        Inventory                                                                53,072             66,751
        Prepaid Expenses                                                        131,129            146,251
        Loans Receivable                                                         15,262             15,736

                                                                       -----------------     --------------
           TOTAL CURRENT ASSETS                                                 476,415            731,909

      FURNITURE AND FIXTURES                                                     43,371             39,490

      OTHER ASSETS
        Formulae                                                                452,500            460,000
        Prepaid royalties                                                       186,119            188,136
        Licensing and Registration                                              275,000            280,000
        Organization Expenses                                                     6,945              7,375
        Refundable Deposits                                                       2,600              2,600

                                                                       -----------------     --------------
             TOTAL OTHER ASSETS                                                 923,164            938,111

                                                                       =================     ==============
      TOTAL ASSETS                                                      $     1,442,950       $  1,709,510
                                                                       =================     ==============

                    LIABILITIES AND STOCKHOLDERS' EQUITY

      CURRENT LIABILITIES
        Current Portion of Long Term Debt                                $        5,000       $      5,000
        Accounts Payable and Accrued Expenses                                   572,019            693,564

                                                                       -----------------     --------------
             TOTAL CURRENT LIABILITIES                                          577,019            698,564

      LONG TERM DEBT
        Long Term Debt-Related Party                                            294,614            625,730

                                                                       -----------------     --------------
             TOTAL LONG TERM DEBT                                               294,614            625,730

      STOCKHOLDERS' EQUITY
        Common Stock, par value $.001;
        25,000,000 Authorized; 12,610,282
        and 12,400,000 shares issued and
        outstanding                                                              12,610             12,400

        Paid In Capital                                                       1,476,490            955,000

        Retained Earnings ( deficit )                                          (917,783)          (582,184)

                                                                       -----------------     --------------
             TOTAL STOCKHOLDERS' EQUITY                                         571,317            385,216

                                                                       =================     ==============
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $     1,442,950       $  1,709,510
                                                                       =================     ==============

SEE NOTES TO FINANCIAL STATEMENTS
                                                                     2

                                      NOVA PHARMACEUTICAL INC
                                  ( A DEVELOPMENT STAGE COMPANY )
                                       STATEMENTS OF INCOME
                                    Three Months Ended March 31


                                                         ------------------       ------------------
                                                               1999                     1998
                                                         ------------------       ------------------

 Revenues                                                 $        461,137          $       295,927

Cost of Sales
   Beginning Inventory                                              66,751                        -
   Direct Labor                                                     10,932                    4,742
   Purchases                                                       119,578                  151,524
                                                         ------------------       ------------------
      Total Available                                              197,261                  156,266
   Less Ending Inventory                                           (53,072)                  (2,880)

                                                         ------------------       ------------------
Total Cost of Sales                                                144,189                  153,386

                                                         ------------------       ------------------
Gross Profit                                                       316,948                  142,541


Operating Expenses
   Sales and Marketing                                             401,688                  121,034
   General and Administrative                                      250,859                   92,480

                                                         ------------------       ------------------
Total Operating Expenses                                           652,547                  213,514

Loss Before Provision for
   Income Taxes                                                   (335,599)                 (70,973)

Provision for Income Taxes                                               -                        -

                                                         ------------------       ------------------
Net Loss                                                          (335,599)                 (70,973)

Deficit, Beginning  of year                                       (582,184)                       -

                                                         ------------------       ------------------

Accumulated Deficit, End of Year                          $       (917,783)        $        (70,973)
                                                         ==================       ==================
Net Loss per Share                                        $          (0.07)        $          (0.01)
                                                         ==================       ==================


Weighted Average Shares Outstanding                              12,472,161               11,400,000
                                                         ==================       ==================

SEE NOTES TO FINANCIAL STATEMENTS
      3

                                          NOVA PHARMACEUTICAL INC
                                     ( A DEVELOPMENT STAGE COMPANY )
                              STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                  For the Quarter Ended March 31, 1999



                                     Common Stock            Additional                        Total
                                   Par Value $.001             Paid in       Accumulated   Stockholders'
                                Shares          Amount        Capital          Deficit         Equity
                             ----------------------------- ---------------  -------------- ---------------
Balance January 1, 1999         12,400,000       $ 12,400       $ 955,000       $(582,184)      $ 385,216

Common Stock Issued For
   Professional Contracts            6,200              6          21,694                          21,700

Common Stock Issued For
    Notes Payable                  204,082            204         499,796                         500,000

Net Loss                                                                         (335,599)       (335,599)



                             ==============  ============= ===============  ============== ===============
                                12,610,282       $ 12,610     $ 1,476,490       $(917,783)      $ 571,317
                             ==============  ============= ===============  ============== ===============

SEE NOTES TO FINANCIAL STATEMENTS

                                   NOVA PHARMACEUTICAL INC
                               ( A DEVELOPMENT STAGE COMPANY )
                                   STATEMENTS OF CASH FLOWS
                               For the Quarters Ended March 31

                                                                1999                1998

Cash Flows from Operating Activities
        Net Loss                                                $ (335,599)          $ (70,971)
        Adjustments to Reconcile Net Income to
          Net Cash Provided by Operating Activities
              Depreciation                                           2,003                 386
              Amortization                                          12,930              13,489
              ( Increase ) Decrease In:
                   Accounts Receivable                             157,935            (181,657)
                   Inventory                                        13,679              (2,880)
                   Prepaid Expenses                                 15,123            (566,000)
                   Other Receivable                                    474             (16,785)
                   Other Assets                                      2,016              (9,207)
              Increase ( Decrease ) In
                   Accounts Payable and
                      Accrued Expenses                            (121,545)            167,113
                                                          -----------------   -----------------
        Net Cash Used by Operating Activities                     (252,984)           (666,512)
Cash Flow from Investing Activities
        Acquisition of Formulations, for Stock                                        (439,167)
        Purchase of Property and Equipment                          (5,884)            (15,910)
                                                          -----------------   -----------------
        Net Cash Flow from Investing Activities                     (5,884)           (455,077)
Cash Flows from Financing Activities
        Debt Financing                                            (331,116)            181,100
        Issuance of Common Stock                                   521,700             957,436
                                                          -----------------   -----------------
                                                          -----------------   -----------------
        Net Cash Provided from Financing Activities                190,584           1,138,536
                                                          -----------------   -----------------
Net Decrease in Cash                                               (68,284)             16,947
Cash at Beginning of Period                                        103,644                   -
                                                          =================   =================
Cash at End of Period                                             $ 35,360            $ 16,947
                                                          =================   =================
Supplemental Disclosure of Cash Flow Information:
                                                          =================
        Interest Paid                                             $ 31,044                   -
                                                          =================

                                                     5
SEE NOTES TO FINANCIAL STATEMENTS

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                           NOVA PHARMACEUTICAL, INC
                        (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO FINANCIAL STATEMENTS

                                MARCH 31,1999
                                 (UNAUDITED)

NOTE 1 - DESCRIPTION OF THE BUSINESS

      Nova Pharmaceutical, Inc. ("the Company" or "Nova") was incorporated under the laws of the state of Nevada. The Company markets a line of weight loss, health and sports enhancement supplement products. The products are manufactured and packaged on a contract basis by others. The Company maintains executive and sales offices at Lake Elsinore, California.

      The accompanying unaudited financial information of Nova Pharmaceutical, Inc. as of March 31, 1999, and for the three months ended March 31, 1999 and 1998 has been prepared in accordance with the instructions to Form 10-Q. In the opinion of management, such financial information includes all adjustments (consisting only of normal recurring adjustments) considered necessary for fair presentation of the financial position at such date and the operating results and cash flows for such periods. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the entire year. These financial statements and the related notes should be read in conjunction with the Company's audited annual financial statements for the year ended December 31, 1998 included in this Form 10 Filing.

NOTE 2 - GOING CONCERN

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At March 31,1999, the Company had cash and cash equivalents of $ 35,360 and a working capital deficit of $100,604. The Company generated a net loss of $582,184 for the fiscal year ended December 31, 1998., and $335,599 for the quarter ended March 31, 1999. The Company is anticipating a net loss for the second quarter of 1999 as well. The Company will require a significant amount of capital to continue its planned operations. Accordingly, the Company's ability to continue as a going concern is dependent upon its ability to secure and adequate amount of capital to finance its anticipated losses and planned principal operations.

                           NOVA PHARMACEUTICAL, INC
                        (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                MARCH 31,1999

                                 (UNAUDITED)

 The Company's plans include a $5 million private placement offering, and seeking a $700,000 bridge loan, however, there is no assurance that the Company will be successful in these efforts. In the event the Company receives minimal or no proceeds from these efforts, the Company will seek alternative funding sources and may adjust its focus and expenditures required for implementing its planned operations. These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

 NOTE 3 - INCOME TAXES

     During the period January 8, 1998 (date of incorporation) to March 31, 1998, the Company recognized losses for both financial and tax reporting purposes. No deferred taxes have been provided for in the accompanying statement of operations. The Company established a valuation allowance to fully reserve the deferred tax asset related to net operation loss carryforwards. The realization of the asset did not meet the required asset recognition standard established by Financial Accounting Standard Statement No. 109 "Accounting for Income Taxes". At March 31, 1999, the Company had net operating loss carryforwards of approximately $917,783 for income tax purposes. These carryforwards will be available to offset future taxable income through the year 2018.

NOTE 4 - LONG TERM DEBT

Long term debt at March 31, 1999 consists of:

    Notes payable to stockholders consist of advances to the Company which were utilized as operating funds. The notes are unsecured and accrue interest at 6% pr annum. Principal and accrued interest are due to stockholders on January 31, 2001. The notes payable contain a contingency clause that require payment in full of the then outstanding balance of principal and accrued interest at such time as the Company raises capital from the sale of securities totaling $4,000,000 or more. The balance of principal and accrued interest at March 31, 1999 was $329,122. At March 31, 1999, a shareholder converted $500,000 of principal balance into 204,082 shares of common stock.

                           NOVA PHARMACEUTICAL, INC
                        (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                MARCH 31,1999

                                 (UNAUDITED)


NOTE 5 - COMMITMENTS AND CONTINGENCIES

Marketing Agreement
-------------------
     The Company entered into an agreement with Gold's Gym International, Inc to exclusively market and manufacture a line of nutritional, sports enhancement, and health supplements under the Gold's Gym name and logo. In conjunction with that agreement the Company has committed to minimum royalty payments as follows:

      March 1, 1999    to   June 1, 2000                             $140,000
      June 2, 2000     to   June 1, 2001                             $280,000
      June2, 2001      to   June 1, 2002                             $420,000

NOTE 6 - SUBSEQUENT EVENTS

      Subsequent to March 31, 1999, the Company's Board of Directors approved contracts with various financial consulting firms to prepare and market a $5 million dollar private placement offering, to generate a $700,000 bridge loan in advance of the private placement, to prepare a SEC Form 10 in order to register the Company for trading on the OTC Bulletin Board, to provide investment banking services, and to provide investor relations services. Compensation for these services include cash payments of $40,000, issuance of warrants to purchase 100,000 shares of common stock at $1.00, and issuance of up to 544,551 shares of common stock depending on various levels of performance.





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